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                                                                EXHIBIT 5.1



                         [PATTON BOGGS LLP letterhead]



March 28, 2000
                                                              (202) 457-6000



First Place Financial Corp.
Board of Directors
185 East Market Street
Warren, OH 44482

RE:  First Place Financial Corp. Registration Statement on Form S-4

Dear  Ladies and Gentlemen:

We have acted as special counsel to First Place Financial Corp., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of an aggregate of up to 2,077,510 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company pursuant to an Agreement and Plan of Merger, dated as of November 22, 1999 and amended as of February 9, 2000 (the "Merger Agreement"), by and between the Company, the Company's wholly-owned subsidiary, First Federal Savings and Loan Association of Warren, and Ravenna Savings Bank, an Ohio-chartered savings bank.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise indicated to our satisfaction, of
(i) the Registration Statement of the Company on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on February 11, 2000, as amended (the "Registration Statement"); (ii) the form of certificates to be used to represent the Shares, (iii) the Certificate of Incorporation and By-Laws of the Company; (iv) resolutions adopted by the Board of Directors of the Company relating to the Merger Agreement and the issuance of Shares; and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to
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First Place Financial Corp.
March 28, 2000
Page 2


original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of originals of such copies. As to any other facts material to this opinion which we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company and others.

The opinion is limited in all respects to matters of Federal law and the law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and assuming the due execution and delivery of certificates representing the Shares in the form examined by us, we are of the opinion that the Shares to be issued by the Company pursuant to the Merger Agreement, when issued in accordance with the terms of the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


Very truly yours,



PATTON BOGGS LLP

By:  /s/  Joseph G. Passiac, Jr.
   ------------------------------
          Joseph G. Passiac, Jr.